U S WEST, Inc.                                                        EXHIBIT 99
1801 California Street
Denver, CO  80202

                                                                 [U S WEST LOGO]
News Release


Date:                      Monday, November 2, 1998

Contact:                   Emily Harrison, 303-965-3235


UNC President Hank Brown NAMed to U S WEST Board of Directors

DENVER - Hank Brown, president of the University of Northern Colorado and a former member of Congress from Colorado, has been named a member of the U S WEST Board of Directors.

"U S WEST is extremely fortunate to have someone with Hank Brown's experience, judgment and skill join as a member of our board," said Solomon D. Trujillo, president and CEO, U S WEST. "He understands business. He understands government. And he understands education. I'm honored he has agreed to serve on our board. I speak for every board member when I say we're looking forward to working with Hank and adding his advice and counsel to our deliberations.

"I'm delighted to join the board of U S WEST," Brown said. "U S WEST is one of Colorado's premier companies and a true industry leader. It's uniquely positioned as not just another telecommunications provider, but as a leader in the revolution that is bringing high-speed data and Internet access to educators, businesses and residential customers across the nation."

Brown represented Colorado in the U.S. Senate from 1991 to 1997 and represented the state's Fourth Congressional District from 1981 to 1991. After leaving the Senate, Brown was director of the University of Denver's Center for Public Policy until becoming president of UNC on July 1. He also is on the board of directors of Sealed Air Corporation.

In addition to Trujillo, McCormick and Brown, the other members of the U S WEST board are: Linda G. Alvarado, president and CEO of Alvarado Construction, Inc.; Craig Barrett, president and CEO of Intel Corporation; Jerry Colangelo, owner, chairman and CEO of the Arizona Diamondbacks and president and CEO of the Phoenix Suns; George J. Harad, chairman and CEO of Boise Cascade Corp.; Peter Hellman, president and COO of TRW, Inc.; Allen F. Jacobson, retired chairman and CEO of 3M Corp.; Marilyn Carlson Nelson, president, CEO and vice chair of Carlson Companies, Inc.; Frank Popoff, chairman and former CEO of The Dow Chemical Company; and Jerry O.
Williams, president and CEO of Grand Eagle Companies, Inc.

U S WEST (NYSE:USW) provides a full range of telecommunications services - including wireline, wireless PCS, data networking, directory and information services - to more than 25 million customers nationally and in 14 western and midwestern states. More information about U S WEST can be found on the Internet at http://www.uswest.com.

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